Exhibit 99.1

Tactile Systems Technology, Inc. Reports Preliminary First Quarter 2020 Revenue Results,
Withdraws Full Year 2020 Financial Outlook and Provides COVID-19 Business Update

Preliminary First Quarter Revenue Increased 14% to 17% Year-Over-
Year; 24% to 27% Year-Over-Year on an Operational Basis

MINNEAPOLIS, MN, April 6, 2020 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported preliminary revenue results for the first quarter ended March 31, 2020, withdrew its 2020 financial outlook and provided a business update on the Company’s response to the COVID-19 pandemic.

First Quarter 2020 Preliminary Revenue Summary:

•	First quarter 2020 preliminary total revenue is expected to be in the range of $43.0 million to $44.0 million, representing growth of approximately 14% to 17% year-over-year. First quarter 2020 total revenue was negatively impacted by the COVID-19 pandemic beginning in the month of March.

Õ	Excluding the contribution to first quarter 2019 revenue related to the Company’s adoption of ASC 842, the first quarter 2020 expected revenue range reflects year-over-year growth of approximately 24% to 27% on an operational basis

•	First quarter 2020 preliminary revenue is expected to be comprised of:

Õ	Flexitouch system revenue in the range of $38.0 million to $39.0 million, representing growth of approximately 11% to 14% year-over-year

Õ	Other revenue in the range of $5.0 million to $5.1 million, representing growth of approximately 43% to 45% year-over-year

Full Year 2020 Financial Outlook:

•	Due to the rapidly evolving environment and continued uncertainties associated with COVID-19, the Company is withdrawing its full year 2020 financial outlook. The Company intends to provide additional information on the impact of COVID-19, to the extent practicable, during its first quarter earnings call scheduled for Monday, May 4, 2020.

•	At December 31, 2019, the Company had approximately $45.2 million of cash, cash equivalents and marketable securities. As of April 6, 2020, the Company had no outstanding borrowings on its $10.0 million revolving credit facility.

“We are grateful to the healthcare professionals who are tirelessly caring for patients on the front lines of this pandemic, and our thoughts go out to all who have been impacted,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “During this challenging time, we have proactively implemented multiple initiatives to support our clinicians, patients, and employees. In the first quarter of 2020, we achieved strong revenue growth of 14% to 17% on a reported basis, and 24% to 27% on an operational basis, due in part to increasing awareness of our products in treating patients at home, as our Flexitouch system has been shown to reduce hospitalizations. Our revenue in the first two months of the year was ahead of our expectations. Beginning in March, our revenue growth was impacted by the COVID-19 pandemic, which disrupted our ability to access our clinician customers and their patients. Specifically, we saw healthcare facilities and clinics restricting access to their clinicians, reducing patient consultations and treatments, or closing temporarily due to COVID-19. As a direct result, we have changed many of our processes and practices in an effort to help mitigate the impact of COVID-19 on our business so that we can seamlessly support our clinicians and safely make our at-home therapies available for patients.”

Mr. Mattys continued: “As most of our clinician customers practice outside of the hospital, they can respond to patient requests for therapy and interact with us virtually. To date, our supply chain has been functioning well, and we have multiple safeguards in place designed to satisfy future demand for our products. Finally, we expect COVID-19 will continue to impact our near-term financial results; however, we remain confident in our long-term opportunity related to the $5+ billion U.S. lymphedema market and plan to continue expanding our commercial organization this year to further enhance our growth profile. With differentiated products supported by strong clinical evidence, multiple tailwinds driving our long-term growth and a solid balance sheet to support our future initiatives, we believe we are positioned to continue our track record of delivering sustained and profitable growth as this crisis subsides.”

Health & Safety:

Tactile Medical’s goal is the safety of its employees, clinicians and patients. To meet this goal and the needs of our customers, we are taking important actions to help mitigate potential risks created by COVID-19, including:

•	Adjusting work and operations to keep employees safe while continuing to serve our clinicians and patients. As an essential business under federal guidelines, Tactile Medical continues to manufacture product and has implemented multiple, smaller rotational shifts and other best practices to protect the health and safety of our workforce.

•	Implementing remote and flexible work arrangements for employees wherever possible, including real-time, on-line training of our new sales reps.

•	Initiating employee travel and contact restrictions to reduce exposure.

•	Collaborating with payers to modify coverage requirements by serving patients virtually.

•	Postponing large medical education programs and conducting virtual meetings whenever possible, including virtual patient demonstrations and trainings.

•	When in-person visits are required, Tactile Medical is supporting customers and patients by using rigorous infection control practices.

The financial information in this release is preliminary and subject to completion of the Company’s financial reporting processes and review. Tactile Medical intends to report its first quarter 2020 financial results on May 4, 2020.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s financial condition and operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; the Company’s Chief Executive Officer transition, including disruptions and uncertainties related thereto, the Company’s ability to appoint a successor with the desired level of experience and expertise in a timely manner, the potential impact on the Company’s business and future strategic direction resulting from the transition to a new Chief Executive Officer and the Company’s ability to retain other key members of senior management; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of preliminary non-GAAP revenue growth, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Preliminary non-GAAP revenue growth in this release represents first quarter 2020 expected revenue compared to first quarter 2019 revenue less operating lease revenue that was recognized in first quarter 2019 in connection with the Company’s adoption of ASC 842. Reconciliations of GAAP revenue to non-GAAP revenue, and related growth rates, are included in this press release.

Preliminary non-GAAP revenue growth is presented because the Company believes it is a useful indicator of its operating performance. The operating lease revenue excluded from first quarter 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in 2019 and do not contribute to the Company’s revenue results beginning in 2020. Management uses non-GAAP revenue principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes non-GAAP revenue growth is useful to its management and investors as a measure of comparative operating performance from period to period.

Preliminary non-GAAP revenue growth is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, preliminary GAAP revenue growth, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. Management primarily relies on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of non-GAAP revenue is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.

Reconciliation of Expected First Quarter 2020 Revenue to Expected First Quarter 2020 Non-GAAP

Revenue Growth Rates(1)

PRELIMINARY

(Unaudited)

	Three Months Ended	Expected Three Months Ended
(Dollars in millions)	March 31, 2019	March 31, 2020		Increase
	Reported	Low	High	Low	High
Total revenue	$37.6	$43.0	$44.0	14%	17%
Less: Operating lease revenue(2)	(2.8)	N/A	N/A	9%	9%
Total non-GAAP revenue	$34.8	$43.0	$44.0	24%	27%

(1)	Growth rates may not foot due to rounding
(2)	The operating lease revenue excluded from first quarter 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in the first quarter of 2019 and do not contribute to the Company’s revenue results in 2020.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com